Exhibit 5.2

March 26, 2021

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-225378)

Ladies and Gentlemen:

Nordson Corporation, an Ohio corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (File No. 333-225378) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, as originally filed with the Commission on June 1, 2018, registered 1,625,000 common shares, without par value, of the Company (the “Common Shares”), reserved for issuance pursuant to the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan (the “Prior Plan”).

On March 2, 2021 (the “Approval Date”), the shareholders of the Company approved the Nordson Corporation 2021 Stock Incentive and Award Plan (the “2021 Plan”). The Amendment reflects that a portion of the Common Shares registered under the Registration Statement (consisting of Common Shares that previously remained available for issuance under the Prior Plan as of the Approval Date, plus the number of Common Shares subject to outstanding awards granted under the Prior Plan prior to the Approval Date that will not be delivered in settlement of such awards due to the forfeiture, cancelation, surrender or other termination of such awards) will become available for issuance under the 2021 Plan, pursuant to the terms of the 2021 Plan (such Common Shares are referred to herein as the “Carryover Shares”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Amendment.

In rendering this opinion, we have examined copies of (a) the Company’s Amended Articles of Incorporation, as amended, and Amended Regulations, each in the form filed as exhibits with the Commission, (b) the Prior Plan and the 2021 Plan, each in the form filed as exhibits to the Amendment, and (c) such other records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.

As a result of the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, under the laws of the State of Ohio, when issued pursuant to and in accordance with the 2021 Plan and the agreements that accompany the 2021 Plan, the Carryover Shares will be validly issued, fully paid, and non-assessable.

In rendering this opinion, we have assumed that the resolutions authorizing the Company to issue the Carryover Shares pursuant to the 2021 Plan will be in full force and effect at all times at which the Carryover Shares are issued by the Company and that the Company will take no action inconsistent with such resolutions. We have further assumed that each award under the 2021 Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors in accordance with applicable law.

We hereby consent to the filing of this opinion letter as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP